Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), dated as of October 3, 2023 (the “Effective Date”), is entered into by and between Pro-Dex, Inc., a Colorado corporation having an address at 2361 McGaw Avenue, Irvine, CA 92614 (“Seller”), and Monogram Orthopaedics Inc., a Delaware corporation having an address at 3913 Todd Lane, Suite 307, Austin, TX 78744 (“Buyer”, and together with Seller, the “Parties”, and each, a “Party”).

WHEREAS, Buyer and Seller previously entered into the following agreements concerning the development and supply by Seller of certain products to Buyer:

(a)    that certain Agreement to Agree to Development and Supply Agreement dated April 19th, 2017 (“ATA”);

(b)    that certain Development and Supply Agreement entered into in December 2018 (the “DSA”); and

(c)    that certain Services Agreement dated April 14, 2021, which the Parties agree to amend as soon as reasonably practical after the Effective Date to modify the terms and provisions thereof concerning intellectual property to conform with the terms and provisions of this Agreement concerning intellectual property (as amended, the “Services Agreement”);

WHEREAS, the DSA never became effective due to the failure of Buyer to satisfy the Financing Condition (as defined therein) and, as a result, the DSA is of no force or effect;

WHEREAS, the Services Agreement currently remains in effect in accordance with its terms and is the agreement pursuant to which Seller may provide Buyer various development services pursuant to one or more statements of work (each, a “Statement of Work”) that may be entered into by Buyer and Seller under the Services Agreement;

WHEREAS, Buyer and Seller are entering into this Agreement to set forth the terms and conditions pursuant to which Seller Supplied Product and Sourced Products (as each such term is defined herein) will be supplied to Buyer; and

WHEREAS, upon the execution and delivery of this Agreement by Buyer and Seller, the ATA shall be terminated and of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Definitions. Capitalized terms have the meanings set out or referred to in this Section 1.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ATA” has the meaning set forth in the recitals to this Agreement.

“Basic Purchase Order Terms” means, collectively, any one or more of the following terms specified by Buyer in a Purchase Order pursuant to Section 3.2: (a) a list of the Seller Supplied Products to be purchased; (b) the quantity of each of the Seller Supplied Products ordered; (c) the Requested Delivery Date; (d) the unit Price for each of the Seller Supplied Products to be purchased; (e) the billing address; and (f) the Delivery Location. For the avoidance of doubt, the term “Basic Purchase Order Terms” does not include any general terms or conditions of any Purchase Order.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in the State of California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Contracts” means all contracts or agreements to which Buyer is a party or to which any of its material assets are bound.

“Buyer IP Rights” means all Intellectual Property Rights that are owned by Buyer or in which Buyer otherwise has rights by license or otherwise (excluding any licenses granted by Seller under Section 12.4(a)). For clarity, as between Buyer and Seller, “Buyer IP Rights” includes (a) all Project-Related Buyer IP Rights, if any, and (b) except if and to the extent Seller IP Rights are incorporated into Seller Supplied Products pursuant to Section 12.1, all designs and Specifications for the Seller Supplied Product and Sourced Products, including prototypes.

“Claim” means any Action brought against a Person entitled to indemnification under Section 10.

“Confidential Information” has the meaning set forth in Section 13.1.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“CPI” means the U.S. Bureau of Labor Statistics (or a successor agency thereof) Consumer Price Index for All Urban Consumers.

“Defective” means not conforming to the Product Warranty under Section 9.3.

“Defective Products” means Seller Supplied Products shipped by Seller to Buyer pursuant to this Agreement that are Defective.

“Delivery Location” means the street address within the Territory for delivery of the Seller Supplied Products specified in the applicable Purchase Order.

“Disclosing Party” has the meaning set forth in Section 13.1.

“Dispute” has the meaning set forth in Section 19.16.

“Dispute Notice” has the meaning set forth in Section 19.16.

“DSA” has the meaning set forth in the recitals to this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“End Effectors” has the meaning set forth in Schedule 1 attached hereto.

“Force Majeure Event” has the meaning set forth in Section 19.20.

“Forecast” means, with respect to any eighteen (18)-month period, a good faith projection or estimate of Buyer’s requirements for Seller Supplied Products during each month during the period, which approximates, as nearly as possible, based on information available at the time to Buyer, the quantity of Seller Supplied Products that Buyer may order for each such month.

“Governmental Authority” means (a) any federal, state, local or foreign government or political subdivision thereof, (b) any agency or instrumentality of such government or political subdivision, (c) any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), including any stock exchange or interdealer quotation system, or (d) any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 10.1.

“Indemnifying Party” has the meaning set forth in Section 10.1.

“Initial Term” has the meaning set forth in Section 6.1.

“Inspection Period” has the meaning set forth in Section 4.6.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, prototypes, expressions, drawings, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Losses” has the meaning set forth in Section 10.1.

“Nonconforming Products” means any Seller Supplied Products received by Buyer from Seller pursuant to a Purchase Order that: (a) are of a type other than the type of Seller Supplied Product ordered by Buyer pursuant to the applicable Purchase Order; (b) do not conform to the Specifications or to any specifications identified in quality released drawings that are accepted by Seller; or (c) exceed or fall short of the quantity of Seller Supplied Products ordered by Buyer pursuant to the applicable Purchase Order. Where the context requires, Nonconforming Products are deemed to be Seller Supplied Products for purposes of this Agreement.

“Non-Recurring Engineering” or “NRE” means one-time costs to develop devices to help maintain the accuracy and repeatability of manufacturing of the Seller Supplied Products, including, but not limited to, “fixturing” (for example, tooling or modifications to existing tooling and gauging), one-time documentation requests (for example, first article inspection reports, material certificates, work and assembly instructions, etc.), the one-time setup of any specified functional testing, or requested changes to any of the above as a result of changes to the Seller Supplied Products. NRE shall be mutually agreed in a Statement of Work.

“Notice” has the meaning set forth in Section 19.5.

“Outside Delivery Date” has the meaning set forth in Section 4.4.

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Payment Failure” has the meaning set forth in Section 6.3(a).

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Personnel” of a Party or other entity means any agents, employees, officers, directors, contractors, or subcontractors engaged or appointed by such Party or other entity.

“Price” has the meaning set forth in Section 5.1.

“Product Warranty” has the meaning set forth in Section 9.3.

“Project-Related Buyer IP Rights” means all Intellectual Property Rights that are first conceived, developed or reduced to practice during the Term in connection with this Agreement solely by Buyer without the assistance of Seller and without incorporation of, improvement upon, reference to, or reliance on any Seller IP Rights. For the sake of clarity, Project-Related Buyer IP Rights, if applicable, only includes Intellectual Property Rights that are first conceived, developed or reduced to practice during the Term of this Agreement and does not include any Intellectual Property Rights existing on or prior to the Effective Date.

“Project-Related Seller IP Rights” means all Intellectual Property Rights that are first conceived, developed or reduced to practice during the Term in connection with this Agreement solely by Seller without the assistance of Buyer and without incorporation of, improvement upon, reference to, or reliance on any Buyer IP Rights. For the sake of clarity, Project-Related Seller IP Rights, if applicable, only includes Intellectual Property Rights that are first conceived, developed or reduced to practice during the Term of this Agreement and does not include any Intellectual Property Rights existing on or prior to the Effective Date.

“Purchase Order” means Buyer’s purchase order issued to Seller hereunder, including all terms and conditions attached to, or incorporated into, such purchase order.

“Receiving Party” has the meaning set forth in Section 13.1.

“Regulations” means all international, national, federal, state, provincial and local statutes, laws, ordinances and regulations and guidelines, relating to the marketing, processing, assembly, packaging, labelling, sale, storage, supply and distribution of the Seller Supplied Products (including those Seller Supplied Product components supplied by third parties), including those enforced by any Regulatory Authority, including compliance with quality system regulations and applicable clearance and approval requirements.

“Regulatory Authority” means any duly authorized agency of any international, national federal, foreign, state, provincial or local government or authority regulating the marketing, manufacture, packaging, sale, shipment or storage of the Seller Supplied Products in the Territory, including but not limited to the U.S. Food and Drug Administration (“FDA”), the Center for Medicare and Medicaid Services the Office of Inspector General of the U.S. Department of Health and Human Services, the U.S. Federal Trade Commission, and any state or foreign government equivalent.

“Renewal Term” has the meaning set forth in Section 6.2.

“Representatives” means a Party’s Affiliates and each of their respective Personnel, partners, shareholders, attorneys, third-party advisors, successors, and permitted assigns.

“Requested Delivery Date” means the requested delivery date for Seller Supplied Products ordered hereunder that is set forth in a Purchase Order, which must be a Business Day no less than twenty-six (26) weeks following delivery of the applicable Purchase Order to Seller.

“Research Prototypes” means Seller Supplied Product prototypes developed or engineered internally by Buyer solely for research and development purposes and not for the purpose of commercializing the Seller Supplied Products.

“Sale Transaction” means any of the following: (i) Buyer sells, leases, or exchanges a material portion of Buyer’s assets outside of the ordinary course of business, (ii) Buyer merges or consolidates with or into another Person, or (iii) a change in Control of Buyer occurs.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency thereto.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Contracts” means all contracts or agreements to which Seller is a party or to which any of its material assets are bound.

“Seller Tooling” has the meaning set forth in Section 14.

“Seller IP Rights” means all Intellectual Property Rights that are owned by Seller or in which Seller otherwise has rights by license or otherwise ((excluding any licenses granted by Buyer under Section 12.4(b)). For clarity, “Seller IP Rights” includes all Project-Related Seller IP Rights.

“Seller Supplied Products” has the meaning set forth in Schedule 1 attached hereto. For clarity, the term Seller Supplied Products, (i) excludes any Sourced Products, and (ii) includes all prototypes for Seller Supplied Products, other than Research Prototypes.

“Seller’s Trademarks” means all Trademarks owned by or licensed to Seller.

“Services Agreement” has the meaning set forth in the recitals to this Agreement.

“Sourced Products” has the meaning set forth in Schedule 1 attached hereto.

“Sourced Products Fee” has the meaning set forth in Schedule 1 attached hereto.

“Specifications” means the specifications for the Seller Supplied Products set forth in Exhibit A attached hereto or as otherwise agreed to in writing by the Parties.

“Statement of Work” has the meaning set forth in the recitals to this Agreement.

“Taxes” means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Term” means the Initial Term plus all Renewal Terms, if any.

“Territory” means the US, and its territories and possessions.

“Tooling” means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Seller in connection with its manufacture and sale of the Seller Supplied Products, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and domain names, and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“US” means the United States of America.

“Warranty Period” has the meaning set forth in Section 9.3.

2.             Purchase and Sale of Products.

2.1           Purchase and Sale of Seller Supplied Products. During the Term, Buyer shall purchase exclusively from Seller, and Seller shall manufacture and sell to Buyer, the Seller Supplied Products pursuant to the terms and conditions of this Agreement. For clarity, the foregoing exclusivity precludes Buyer from manufacturing any Seller Supplied Products, including any parts or components thereof, internally. Schedule 1 contains: (a) a description of the Seller Supplied Products to be manufactured and sold hereunder; and (b) the purchase price for each of the Seller Supplied Products. Buyer shall purchase from Seller, and Seller shall manufacture and sell to Buyer, one hundred percent (100%) of Buyer’s requirements of the Seller Supplied Products. The Parties shall, from time to time, amend Schedule 1 to reflect any mutually agreed revisions thereto; provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.

2.2           Quality Control. Seller shall maintain a consistent level of quality with respect to the Seller Supplied Products during the Term and shall notify Buyer promptly upon any material change in the manufacturing process applicable to the manufacture of any Seller Supplied Products.

2.3           Terms of Agreement Prevail Over Buyer’s Purchase Order. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and the Basic Purchase Order Terms contained in the applicable Purchase Order to exclusively govern and control each of the Parties’ respective rights and obligations regarding the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Without limitation of the foregoing, any additional, contrary, or different terms contained in any Purchase Order or other request or communication by Buyer pertaining to the manufacture or sale of Seller Supplied Products by Seller, and any attempt to modify, supersede, supplement or otherwise alter this Agreement, will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

2.4           Right to Manufacture and Sell Competitive Products. This Agreement does not limit Seller’s right to manufacture or sell, or preclude Seller from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of, goods or products that are similar to or competitive with the Seller Supplied Products so long as such goods or products do not incorporate or infringe upon any Buyer IP Rights.

2.5           Sourced Products. During the Term, Buyer shall pay Seller the Sourced Products Fee for all Sourced Products on the terms set forth in Schedule 1. The Sourced Products Fee is payable by Buyer to Seller in consideration of Seller foregoing its right to be the exclusive manufacturer and supplier of Sourced Products under the ATA. Buyer shall not (a) manufacture any Sourced Products, including any parts or components thereof, internally or (b) procure Sourced Products, including any parts or components thereof, except in accordance with Schedule 1. Seller shall have no responsibility or obligation of any kind or nature whatsoever with respect to any Sourced Products. Buyer is solely responsible for negotiating and coordinating all aspects of any Sourced Products directly with the manufacturer or supplier thereof.

2.6           Repairs. Seller shall be the exclusive provider of all repair services for all Seller Supplied Products; Buyer shall not use any third-party to repair any Seller Supplied Products nor shall Buyer repair any Seller Supplied Products internally. Except for Defective Products covered by Section 9.5, Seller Supplied Product repairs shall be billed by Seller on a time and materials basis at Seller’s then-current rates for such services. If, after Buyer’s notice to Seller of the need for repair services and within fifteen (15) days of such notice, Seller attempts repairs to the Product without success, then Buyer shall have the option to repair the Products at its discretion; provided, for clarity, that any repairs made by Buyer during the Warranty Period will void the Product Warrant pursuant to Section 9.4(b).

3.             Ordering Procedure.

3.1           Non-binding Forecasts of Buyer’s Requirements. Within ten (10) Business Days following the full execution of this Agreement, Buyer shall provide to Seller a Forecast for the period beginning on the Effective Date. No later than five (5) Business Days, (written reminder notice to Buyer shall be provided by Seller if later than 5 Business Days), prior to the first day of each subsequent quarter of the year, Buyer shall deliver to Seller a Forecast for the period beginning with the first day of such quarter; provided, however, that the first three (3) months of any Forecast are fixed and may not be modified by any subsequent Forecast without the written consent of Seller. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party; provided, however, that Seller shall not be required to manufacture and sell to Buyer any quantity of Seller Supplied Products that exceeds any Forecast for the period covered by such Forecast. Seller shall notify Buyer promptly of any material hardship or delay in obtaining materials for the Seller Supplied Products. If Seller is unable to obtain adequate material to meet Buyer’s requirements for Seller Supplied Products then Buyer shall be allowed to source the materials for Seller if possible.

3.2           Purchase Orders. Buyer shall issue to Seller Purchase Orders (containing applicable Basic Purchase Order Terms that are consistent with the terms of this Agreement, unless expressly agreed in writing by the Parties as set forth below in this Section 3.2) in written form via e-mail. By issuing a Purchase Order to Seller, Buyer makes an offer to purchase Seller Supplied Products pursuant to the terms and conditions of this Agreement and the Basic Purchase Order Terms contained in such Purchase Order, and on no other terms. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order are void and have no effect unless expressly identified in a Purchase Order as intending to modify this Agreement and such modification is agreed to by Seller in writing executed by a duly authorized representative Seller. Buyer shall be obligated to purchase from Seller quantities of Seller Supplied Products specified in a Purchase Order.

3.3           Acceptance, Rejection, and Cancellation of Purchase Orders. Seller accepts a Purchase Order by confirming the order by email or other written confirmation within five (5) Business Days of receiving the Purchase Order. Seller may reject a Purchase Order or cancel a previously accepted Purchase Order within seven (7) Business Days, which it may do without liability or penalty, and without constituting a waiver of any of Seller’s rights or remedies under this Agreement or any Purchase Order, by providing written notice to Buyer specifying the applicable date of rejection or cancellation:

(a)           if any one or more of the events described under Sections 6.3(a)-(f) has occurred; or

(b)           pursuant to Seller’s rights under Section 5.4.

4.             Shipment, Delivery, Acceptance, and Inspection.

4.1           Shipment. Unless otherwise expressly agreed by the Parties in writing, Buyer shall select the method of shipment of and the carrier for the Seller Supplied Products. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Seller Supplied Products to Buyer. Each shipment will constitute a separate sale and Buyer shall pay for the Seller Supplied Products shipped, in accordance with the payment terms specified in Section 5.3, whether such shipment is in whole or partial fulfillment of a Purchase Order.

4.2           Packaging and Labeling. Seller shall properly pack, mark, and ship Seller Supplied Products and provide Buyer with shipment documentation showing the Purchase Order number, the quantity of pieces in shipment, and Seller’s name. Seller Supplied Product shall be shipped in packaging compliant with Buyer regulatory specifications as specified by Buyer to Seller in writing sufficiently in advance of the shipment date.

4.3           Delivery. Unless otherwise expressly agreed by the Parties in writing, Seller shall deliver the Seller Supplied Products to the Delivery Location, using Seller’s standard methods for packaging and shipping such Seller Supplied Products. All Prices are net of shipping costs.

4.4           Late Delivery. Any time quoted for delivery is an estimate only; provided, however, that Seller shall use commercially reasonable efforts to deliver all Seller Supplied Products on or before the Requested Delivery Date. If Seller has delayed shipment of all or any Seller Supplied Products for more than eight (8) weeks after the Requested Delivery Date (the “Outside Delivery Date”) and if such delay is not due to any action or inaction of Buyer or otherwise excused in accordance with the terms and conditions of this Agreement (a “Seller Delay”), then:

(a)           the delayed Seller Supplied Products shall be subject to a late fee payable by Seller to Buyer equal to one percent (1%) of the Price of the delayed Seller Supplied Products for each day that such Seller Supplied Products are delayed beyond the Outside Delivery Date; provided, however, that (a) the maximum late fee for any delayed Seller Supplied Products shall be capped at ten percent (10%) of the Price therefor, and (b) no late fee shall apply to any Seller Supplied Products ordered by Buyer in excess of the Forecast; and

(b)           Buyer may cancel the portion of the related Purchase Order covering the delayed Seller Supplied Products by giving Seller written Notice, provided that no late fee shall accrue from or after the date of cancelation.

Subject to Buyer’s rights under this Section 4.4, no delay in the shipment or delivery of any Seller Supplied Product relieves Buyer of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Seller Supplied Products.

4.5           Transfer of Title and Risk of Loss.

(a)           Title to Seller Supplied Products shipped under any Purchase Order passes to Buyer upon Buyer’s acceptance of the Seller Supplied Products.

(b)           Risk of loss to Seller Supplied Products shipped under any Purchase Order passes to Buyer upon Seller’s tender of such units to the carrier.

4.6           Inspection. Buyer shall inspect Seller Supplied Products received under this Agreement within ten (10) Business Days of receipt of such Seller Supplied Products (“Inspection Period”) and either accept or, only if any such Seller Supplied Products are Nonconforming Products, reject such Seller Supplied Products (or, if the quantity of Seller Supplied Products received by Buyer exceeds the quantity ordered by Buyer pursuant to the applicable Purchase Order, then reject the excess quantity of Seller Supplied Products). Buyer will be deemed to have accepted Seller Supplied Products unless it provides Seller with written Notice of any Nonconforming Products within two (2) Business Days following the Inspection Period, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by Seller (including the subject Seller Supplied Products, or a representative sample thereof, which Buyer contends are Nonconforming Products). If Buyer timely notifies Seller of any Nonconforming Products, then (i) Buyer shall ship, at Seller’s expense, all Nonconforming Products to such location as Seller may instruct Buyer in writing, and (ii) reasonably promptly after its receipt thereof, Seller shall determine, in its reasonable discretion, whether the Seller Supplied Products are Nonconforming Products. If Seller determines that such Seller Supplied Products are Nonconforming Products, Seller shall, in its sole discretion, either:

(a)           replace such Nonconforming Products with conforming Seller Supplied Products by shipping the conforming Seller Supplied Products to the Delivery Location at Seller’s expense; or

(b)           refund to Buyer such amount paid by Buyer to Seller for such Nonconforming Products returned by Buyer to Seller.

THE REMEDIES SET FORTH IN THIS SECTION 4.6 ARE BUYER’S EXCLUSIVE REMEDY FOR THE DELIVERY OF NONCONFORMING PRODUCTS, SUBJECT TO BUYER’S RIGHTS UNDER SECTION 9.5 WITH RESPECT TO ANY SUCH PRODUCTS FOR WHICH BUYER HAS ACCEPTED DELIVERY UNDER THIS SECTION 4.6.

If Seller shall determine, in its reasonable discretion, that the allegedly Nonconforming Products are actually conforming Products, Seller shall reship such Products to the Delivery Location at Buyer’s expense, and Buyer shall promptly reimburse Seller for any shipping costs incurred or reimbursed by Seller for the previous shipment by Buyer of the allegedly Nonconforming Products to Seller.

4.7           Limited Right of Return. Except as provided under Section 4.6, Section 9.5, and Section 9.8, Buyer has no right to return Seller Supplied Products shipped to Buyer pursuant to this Agreement.

5.             Price and Payment.

5.1           Price. Buyer shall purchase the Seller Supplied Products from Seller at the prices set forth on Schedule 1 attached hereto (“Prices”).

5.2           Shipping Charges, Insurance, and Taxes. Buyer shall pay for all shipping charges and insurance costs. In addition, all Prices are exclusive of, and Buyer is solely responsible for and shall pay, and shall hold Seller harmless from, all Taxes with respect to, or measured by, the manufacture, sale, shipment, use, or Price of the Seller Supplied Products (including interest and penalties thereon); provided, however, that Buyer shall not be responsible for any Taxes imposed on Seller’s income from the sale of Seller Supplied Products to Buyer.

5.3           Payment Terms. Seller shall issue periodic invoices to Buyer for all Seller Supplied Products ordered by Buyer setting forth in reasonable detail the amounts payable by Buyer. Buyer shall pay to Seller all invoiced amounts within thirty (30) days from the date of such invoice. Buyer shall make all payments in US dollars by wire transfer of immediately available funds to an account specified by Seller in writing or by bill.com. To avoid wire fraud, Buyer shall confirm any changes to such account with a confirmatory phone call to an authorized employee from Seller’s finance department.

5.4           Buyer’s Right to Request Security Each issuance of a Purchase Order to Seller will constitute Buyer’s representation and warranty that Buyer is solvent and is able to pay for the Seller Supplied Products identified in such Purchase Order in accordance with the terms of this Agreement. At any time when Buyer is not current in its filings with the SEC or not subject to the reporting requirements of the SEC, Buyer shall furnish Seller with financial statements accurately and fairly evidencing Buyer’s financial condition as Seller may, from time to time (but no more frequently than quarterly), reasonably request. Buyer shall notify Seller, in writing, immediately of any and all events that have had or may have a material adverse effect on Buyer’s business or financial condition, including(a) any change in management, (b) any sale, lease, or exchange of a material portion of Buyer’s assets, (c) a change in Control of Buyer, or (d) the material breach of any loan covenants or the receipt of a notice of default from any lender. If, at any time, Buyer either (i) fails to make timely payment on any undisputed amounts that are due to Seller on more than three (3) occasions during any consecutive twelve (12) month period, or (ii) is more than ninety (90) days past due on any undisputed amounts that are due to Seller, then Seller may without liability or penalty, take one or more of the following actions:

(a)           on written Notice, modify the payment terms specified in Section 5.3 for outstanding and future purchases, including requiring Buyer to pay for Seller Supplied Products on a cash in advance or cash on delivery basis;

(b)           reject any Purchase Orders received from Buyer;

(c)           cancel any previously accepted Purchase Orders;

(d)           delay or withhold any further shipment of Products to Buyer; or

(e)           stop delivery of any Products in transit and cause such Products in transit to be returned to Seller.

No action taken by Seller under this Section 5.4 (nor any failure of Seller to act under this Section 5.4) constitutes a waiver by Seller of any of its rights and remedies under this Agreement, including its right to enforce Buyer’s obligation to make payments as required hereunder.

5.5           Invoice Disputes. Buyer shall notify Seller in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within thirty (30) Business Days from the date of Buyer’s receipt of such invoice. Except for Buyer’s rights under Section 16, Buyer will be deemed to have accepted all invoices for which Seller does not receive timely notification of dispute and shall pay all undisputed amounts due under such invoices within the period set forth in Section 5.3. The Parties shall seek to resolve any such disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 19.16. Notwithstanding anything to the contrary, Buyer shall continue performing its obligations under this Agreement during any such dispute, including Buyer’s obligation to pay all due and undisputed invoice amounts in accordance with the terms of this Agreement.

5.6           Late Payments. Except for invoiced payments that Buyer has successfully disputed, Buyer shall pay interest on all late payments (whether during the Term or after the expiration or earlier termination of the Term), calculated daily and compounded monthly, at the lesser of the rate of one and one-half percent (1.5%) per month or the highest rate permissible under applicable Law. Buyer shall also reimburse Seller for all costs and expenses incurred by Seller in collecting any late payments, regardless of whether or not Seller files suit or commences any other Action, including court costs, mediator costs, arbitrator costs, expert fees and reasonable attorneys’ fees.

5.7           No Set-off Right. Buyer shall not, and acknowledges that it will have no right, under this Agreement, any Purchase Order, any other agreement, document or Law to, withhold, offset, recoup or debit any amounts owed (or to become due and owing) to Seller or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Seller or Seller’s Affiliates, whether relating to Seller’s or its Affiliates’ breach or non-performance of this Agreement, any Purchase Order, any other agreement between (a) Buyer or any of its Affiliates and (b) Seller or any of its Affiliates, or otherwise.

5.8           NRE. All NRE shall be performed and billed pursuant to a Statement of Work entered into by the Parties under the Services Agreement.

6.             Term; Termination.

6.1           Initial Term. The term of this Agreement commences on the Effective Date and, unless it is earlier terminated pursuant to the terms hereof, continues for a period of fifteen (15) years from the date of Seller’s delivery to Buyer of at least ten (10) production units of End Effectors that are fully developed and validated as reasonably agreed to by Buyer and Seller, which date shall be memorialized by a written instrument executed by both Buyer and Seller (the “Initial Term”).

6.2           Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive two (2) year terms unless a Party has provided written Notice of non-renewal to the other Party at least two (2) years prior to the end of the then-current term. If renewed, each two (2) year term will be referred to as a “Renewal Term”. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 6.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely written Notice of non-renewal of this Agreement to the other Party, then, unless earlier terminated in accordance with the terms of this Agreement, this Agreement terminates on the expiration of the then-current Renewal Term, as applicable.

6.3           Seller’s Right to Terminate. Seller may terminate this Agreement, by providing written Notice to Buyer:

(a)           if Buyer fails to pay any amount when due under this Agreement and fails to cure such failure within thirty (30) Business Days after Buyer’s receipt of written Notice of such breach (“Payment Failure”);

(b)           if Buyer is in material breach of any representation, warranty or covenant of Buyer under this Agreement (other than committing a Payment Failure, which is solely governed by subpart (a) above), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time (in no case exceeding ninety (90) days) after Buyer’s receipt of written Notice of such breach;

(c)           if Buyer (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files a petition for voluntary bankruptcy or otherwise voluntarily becomes subject to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) has filed against it a petition for involuntary bankruptcy or otherwise involuntarily becomes subject to any proceeding under any domestic or foreign bankruptcy or insolvency Law and such bankruptcy or other proceeding is not dismissed or discharged within sixty (60) days of commencement, (iv) makes or seeks to make a general assignment for the benefit of its creditors, or (v) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(d)           Buyer’s failure to comply with Section 19.13; or

(e)           at any time in Seller’s sole and absolute discretion upon providing Buyer at least one hundred twenty (120) days advance written notice of termination; or

(f)           upon non-renewal by Seller pursuant to Section 6.2, and in such case of termination under this Section 6.3(f) Seller shall provide three (3) months’ notice to Buyer and reasonable assistance to Buyer with transitioning to a new vendor.

Any termination under this Section 6.3 will be effective on Buyer’s receipt of Seller’s written Notice of termination or such later date (if any) set forth in such Notice.

6.4           Buyer’s Right to Terminate. Buyer may terminate this Agreement, by providing written Notice to Seller,

(a)           if Seller (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files a petition for voluntary bankruptcy or otherwise voluntarily becomes subject to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) has filed against it a petition for involuntary bankruptcy or otherwise involuntarily becomes subject to any proceeding under any domestic or foreign bankruptcy or insolvency Law and such bankruptcy or other proceeding is not dismissed or discharged within sixty (60) days of commencement, (iv) makes or seeks to make a general assignment for the benefit of its creditors, (v) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(b)           if any Purchase Order under this Agreement remains unfulfilled by Seller for six (6) months after the date of the Requested Delivery Date therefor, unless such delay is the result of a Force Majeure Event or other factors reasonably outside of Seller’s control, such as, but not limited to, inability to source raw materials or components (and, for clarity, provided that this Section 6.4(b) shall not apply to any Seller Supplied Products ordered by Buyer in excess of the Forecast); or

(c)           if during any consecutive twelve (12) month period Seller fails to fulfill more than three (3) separate Purchase Orders by the respective Outside Delivery Date therefor, unless such delay is the result of a Force Majeure Event or other factors reasonably outside of Seller’s control, such as, but not limited to, inability to source raw materials or components (and, for clarity, provided that this Section 6.4(c) shall not apply to any Seller Supplied Products ordered by Buyer in excess of the Forecast); or

(d)           upon non-renewal by Buyer pursuant to Section 6.2.

If this Agreement is terminated, Buyer shall pay to Seller all amounts due to Seller for Seller Supplied Products delivered by Seller to Buyer prior to the date such termination is effective and reimburse Seller for all of Seller’s out-of-pocket costs and expenses (including raw materials, machinery and equipment purchases) incurred by Seller prior to the date such termination is effective that arise from or relate to this Agreement or any Purchase Order issued by Buyer to Seller prior to the date such termination is effective.

6.5           Effect of Expiration or Termination.

(a)           Upon the expiration or earlier termination of this Agreement, all payment obligations of Buyer to Seller under this Agreement of any kind shall become immediately due and payable to Seller without further notice to Buyer.

(b)           Expiration or termination of this Agreement will not affect any rights or obligations of the Parties that:

(i)            come into effect upon or after termination or expiration of this Agreement; or

(ii)           otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 19.4.

(c)           Any Notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Seller Supplied Products to Buyer that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Seller Supplied Products had been accepted by Seller. With respect to any Seller Supplied Products that are still in transit upon termination of this Agreement, Seller may require, in its sole discretion, that all sales and deliveries of such Seller Supplied Products be made on either a cash-only or certified-check basis.

(d)           Upon the expiration or earlier termination of this Agreement, the Parties shall:

(i)            return to the other Party (or if incapable of being returned, destroy) all documents and tangible materials (including any copies) containing, reflecting, incorporating, or based on, in whole or in part, the other Party’s Confidential Information;

(ii)           permanently erase all of the other Party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems, which (1) shall remain subject to the Party’s obligations under Section 13, and (2) Parties shall destroy upon the normal expiration of its backup files; and

(iii)          certify in writing to the Party that it has complied with the requirements of this clause (including identifying to the other Party any Confidential Information maintained as permitted archive copies).

(e)           Subject to Section 6.5(b), the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

(f)            If this Agreement is terminated by Seller, then Buyer shall have the right to have Seller Supplied Products manufactured and supplied by third parties other than Seller; provided, for clarity, that the foregoing shall not be a waiver of any rights, remedies or defenses that Seller may have pursuant to the last sentence of Section 6.5(e) if this Agreement is terminated by Seller pursuant to Section 6.3(a), 6.3(b), 6.3(c), or 6.3(d) or if Buyer has otherwise breached any other provision of this Agreement.

7.             Certain Obligations of Buyer.

7.1           Certain Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Buyer Personnel shall:

(a)           make any representations, warranties, guarantees, indemnities, similar claims, or other commitments (i) actually, apparently or ostensibly on behalf of Seller, or (ii) to any customer or other Person with respect to the Seller Supplied Products, which are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims, or other commitments in this Agreement or any written documentation provided by Seller to Buyer; or

(b)           engage in any unfair, competitive, misleading, or deceptive practices respecting Seller, Seller’s Trademarks or the Seller Supplied Products, including any product disparagement.

7.2           Sales or Delivery Outside the Territory. Subject to Buyer obtaining and maintaining all applicable Regulatory Clearances pursuant to Section 18.1 and Buyer’s compliance with all such Regulatory Clearances and other applicable Laws (including import and export Laws), Buyer may sell, offer to sell, ship or deliver Seller Supplied Products outside of the Territory. Within thirty (30) days after each calendar quarter during the Term, Buyer shall provide Seller a written list of countries or other jurisdictions outside of the Territory in which Buyer sold, offered for sale, shipped or delivered Seller Supplied Products during such quarter.

7.3           Government Contracts. In the event Buyer desires to resell Products to any Governmental Authority, Buyer shall be solely responsible, at its sole cost and expense, to obtain any and all certifications, credentials, licenses, and permits necessary to resell the Products to such Governmental Authority; provided, however, that Seller shall reasonably cooperate with Buyer related to any additional requirements under a Purchase Order for a contract with a Governmental Authority, and may charge Buyer for associated costs and expenses actually incurred by Seller in order for Seller to maintain a [***]% gross margin on any such Purchase Order (consistent with the pricing methodology set forth in Schedule 1). Notwithstanding the foregoing, unless otherwise consented to in writing by Seller (which consent shall not be unreasonably withheld), no provisions required in any US government contract or subcontract shall be a part of this Agreement or imposed upon or binding upon Seller, and this Agreement shall not be deemed an acceptance of any government provisions that may be included or referenced in Buyer’s request for quotation, Purchase Order or any other document.

7.4           Credit Risk on Resale of the Seller Supplied Products to Customers. Buyer shall be responsible for all credit risks with respect to, and for collecting payment for, all products (including Seller Supplied Products) sold to its customers or other third parties, whether or not Buyer has made full payment to Seller for such products. The inability of Buyer to collect the purchase price for any product shall not affect Buyer’s obligation to pay Seller for any Seller Supplied Products.

8.             Compliance with Laws. Parties shall at all times comply with all Laws applicable to this Agreement, Parties’ performance of its obligations hereunder, and Buyer’s use or sale of the Seller Supplied Products. Without limiting the generality of the foregoing, Buyer shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the purchase, use or resale of the Seller Supplied Products and (b) not engage in any activity or transaction involving the Seller Supplied Products, by way of resale, lease, shipment, use or otherwise, that violates any Law. Seller shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the manufacture and sale of the Seller Supplied Products and (b) not engage in any activity or transaction involving the Seller Supplied Products, by way of manufacturing, lease, shipment, sale or otherwise, that violates any Law.

9.             Representations and Warranties.

9.1           Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

(a)           it is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware;

(b)           it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)           it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)           the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer;

(e)           the execution, delivery, and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any Buyer Contract;

(f)            this Agreement has been executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Seller) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g)           it is in compliance with all applicable Laws relating to this Agreement, the Seller Supplied Products and the operation of its business;

(h)           it has obtained all licenses, authorizations, approvals, consents, or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement;

(i)            the Buyer IP Rights incorporated into the Seller Supplied Products do not and will not violate or infringe upon the Intellectual Property Rights of any third party;

(j)            good or products of Buyer that the Seller Supplied Products may be used in connection with or incorporated as a component part thereof do not and will not violate or infringe upon the Intellectual Property Rights of any third party;

(k)           it is not insolvent and is paying all of its debts as they become due; and

(l)            all financial information that it has provided to Seller is true and accurate and fairly represents Buyer’s financial condition.

9.2           Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

(a)           it is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Colorado;

(b)           it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)           it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)           the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Seller, have been duly authorized by all necessary corporate action on the part of Seller; and

(e)           the execution, delivery, and performance of this Agreement by Seller will not violate, conflict with, require consent under or result in any breach or default under (i) any of Seller’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any Seller Contract;

(f)            this Agreement has been executed and delivered by Seller and (assuming due authorization, execution, and delivery by Buyer) constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g)           it is in compliance with all applicable Laws and Seller Contracts relating to this Agreement, the Seller Supplied Products and the operation of its business;

(h)           it has obtained all licenses, authorizations, approvals, consents, or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement, and is ISO13485 certified, FDA registered, have a quality management system and will conduct quality assurance audits; and

(i)            if any Seller IP Rights are incorporated into the Seller Supplied Products pursuant to Section 12.1, such Seller IP Rights will not violate or infringe upon the Intellectual Property Rights of any third party.

9.3           Product Warranty. Subject to the provisions of Sections 9.4 through 9.7, Seller warrants to Buyer (the “Product Warranty”) that:

(a)           for a period of one (1) year from the date of shipment of a Seller Supplied Product (the “Warranty Period”), each Seller Supplied Product will conform to the all of the Specifications for such Seller Supplied Product and will be new, and free from defects in material and workmanship; and

(b)           Buyer will receive good and valid title to all Seller Supplied Products, free and clear of all encumbrances and liens of any kind .

9.4           Product Warranty Limitations. The Product Warranty does not apply to any Seller Supplied Product that:

(a)           has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Seller;

(b)           has been reconstructed, repaired, or altered by Persons other than Seller or its authorized Representative; or

(c)           has been used with any third-party products or hardware (including any Buyer products or hardware) that has not been previously approved in writing by Seller.

9.5           Buyer’s Exclusive Remedy for Defective Products. Notwithstanding any other provision of this Agreement, this Section 9.5 contains Buyer’s exclusive remedy for Defective Products. During the Warranty Period, with respect to any allegedly Defective Products:

(a)           Buyer shall notify Seller, in writing, of any alleged claim or defect within five (5) Business Days from the date Buyer discovers, or upon reasonable inspection should have discovered, such alleged claim or defect (but in any event before the expiration of the applicable Warranty Period);

(b)           Buyer shall ship, at Buyer’s expense (but subject to potential reimbursement pursuant to subpart (c) below), such allegedly Defective Products to a location designated by Seller for inspection and testing by Seller;

(c)           if Seller’s inspection and testing reveal, to Seller’s reasonable satisfaction, that such Products are Defective and any such defect has not been caused or contributed to by any of the factors described under Section 9.4 above, Seller shall (i) reimburse Buyer for reasonable shipping costs incurred by Buyer pursuant to foregoing subpart (b), and (ii) in its sole discretion and at its expense, repair or replace such Defective Products; and

(d)           Seller shall ship to Buyer, at Seller’s expense, the repaired or replaced Products to the Delivery Location.

If Seller’s inspection and testing reveal, to Seller’s reasonable satisfaction, that such Products are not Defective, Seller shall return the Products to Buyer by shipping the same at Buyer’s expense to the Delivery Location.

Buyer has no right to return for repair, replacement, credit, or refund any Product except as set forth in this Section 9.5 (or if otherwise applicable, Section 4.6 or Section 9.8). In no event shall Buyer reconstruct, repair, alter or replace any Product, in whole or in part, either itself or by or through any third party.

EXCEPT AS SET FORTH IN SECTION 10, THIS SECTION 9.5 SETS FORTH BUYER’S SOLE REMEDY FOR ANY BREACH OF THE PRODUCT WARRANTY SET FORTH IN SECTION 9.3.

9.6           DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.2 AND THE PRODUCT WARRANTY SET FORTH IN SECTION 9.3, (A) NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY (I) WARRANTY OF MERCHANTABILITY OR (II) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, IN EACH CASE WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 9.2 AND 9.3 OF THIS AGREEMENT.

9.7           Withdrawal of Seller Supplied Products. If any Seller Supplied Products sold to Buyer may be Defective, Buyer and Seller shall collaborate in good faith in according with applicable industry and agency guidelines to determine if the defect rises to the level of requiring a recall. If Buyer and Seller conclude that a recall is required, then Buyer shall withdraw all like Seller Supplied Products from resale and, at Seller’s option, either return such Seller Supplied Products to Seller (pursuant to the terms of Section 9.5(b)) or destroy the Seller Supplied Products and provide Seller with written certification of such destruction. Notwithstanding the limitations of Section 9.5, if Buyer returns all withdrawn Seller Supplied Products or destroys all withdrawn Seller Supplied Products and provides Seller with written certification of such destruction within a reasonable time period following Seller’s withdrawal request, in either case, consistent with Seller’s instructions, unless any such defect has been caused or contributed to by any of the factors described under Section 9.4, Seller shall (a) repair or replace all such returned Seller Supplied Products or (b) replace such destroyed Seller Supplied Products, in either case, pursuant to the terms of Section 9.5(d). EXCEPT AS SET FORTH IN SECTION 10, THIS SECTION 9.7 SETS FORTH BUYER’S SOLE REMEDY FOR ANY SELLER SUPPLIED PRODUCTS THAT ARE WITHDRAWN PURSUANT TO THIS SECTION 9.7.

9.8           DISCLAIMER CONCERNING SOURCED PRODUCTS. WITHOUT LIMITATION OF ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WITH RESPECT TO THE SOURCED PRODUCTS, INCLUDING ANY (I) WARRANTY OF MERCHANTABILITY; (II) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (III) WARRANTY OF TITLE; OR (IV) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, IN EACH CASE WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. IN NO EVENT SHALL SELLER BE LIABLE FOR ANY LOSSES OF ANY KIND OR NATURE, INCLUDING DIRECT, CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH ANY SOURCED PRODUCTS. BUYER’S SOLE RECOURSE AND REMEDY WITH RESPECT TO SOURCED PRODUCTS SHALL BE SUCH WARRANTIES, IF ANY, AS ARE PROVIDED BY THE MANUFACTURER OR SUPPLIER OF THE SOURCED PRODUCTS.

10.           Indemnification.

10.1         Indemnification. Subject to the terms and conditions of this Agreement, including those set forth in Section 10.2, each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Representatives and Affiliates, officers, and directors (collectively, “Indemnified Party”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), awarded against Indemnified Party in a final non-appealable judgment arising out of or resulting from any third-party Claim alleging:

(a)           a material breach or non-fulfillment of any representation, warranty or covenant of this Agreement by Indemnifying Party or Indemnifying Party’s Personnel;

(b)           any negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of this Agreement;

(c)           any bodily injury, death of any Person or damage to real or tangible personal property caused by either (i) the negligent acts or omissions of Indemnifying Party or its Personnel, (ii) a material breach or non-fulfillment of any representation, warranty or covenant of this Agreement by Indemnifying Party or Indemnifying Party’s Personnel, or (iii) solely as to Buyer as the Indemnifying Party, any repairs to the Product made by Buyer pursuant to Section 2.6;

(d)           any failure by Indemnifying Party or its Personnel to materially comply with any applicable Laws; or

(e)           solely as to Buyer as the Indemnifying Party, any failure to comply with any Regulatory Clearances or other applicable Laws concerning the sale, offer for sale, shipment or delivery of Seller Supplied Products outside of the Territory pursuant to Section 7.2.

10.2         Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify or defend (if applicable) an Indemnified Party against any Claim if such Claim or corresponding Losses if and to the extent arising out of or result from, in whole or in part, the Indemnified Party’s or its Personnel’s:

(a)           negligence or more culpable act or omission (including recklessness or willful misconduct);

(b)           a material breach or non-fulfillment of any representation, warranty or covenant of this Agreement by Indemnified Party or Indemnified Party’s Personnel;

(c)           as to any obligation of Seller under Section 10.1, use of the Seller Supplied Products in any manner not otherwise authorized under this Agreement or that does not materially conform with any usage instructions, guidelines or specifications provided by Seller,

(d)           as to any obligation of Seller under Section 10.1 arising out of or result from, in whole or in part, alleged infringement of any third parties Intellectual Property Rights, (i) use of the Seller Supplied Products in combination with any products, materials or equipment supplied by any Person (including self-manufactured by Buyer) other than Seller or its authorized Representatives, if the infringement would have been avoided by the use of the Seller Supplied Products not so combined, (ii) any modifications or changes made to the Seller Supplied Products by or on behalf of any Person other than Seller or its Representatives, if the infringement would have been avoided without such modification or change, (iii) products (including Seller Supplied Products), goods, or assemblies designed by Buyer, or (iv) products, goods, or assemblies manufactured by any Person (including Buyer) other than Seller and its Representatives.

10.3         Buyer Sourced Product Indemnification. Buyer shall indemnify, defend and hold harmless Seller and its Representatives and Affiliates from and against any and all alleged or actual Losses in contravention of Section 9.8 or otherwise to the extent arising out of, resulting from or related to any Sourced Products.

10.4         EXCLUSIVE REMEDY. THIS SECTION 10 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY FOR ANY DAMAGES COVERED BY THIS SECTION 10.

11.           Limitation of Liability.

11.1         NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR LIABILITY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

11.2         MAXIMUM LIABILITY FOR DAMAGES. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR LIABILITY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY, IN NO EVENT SHALL EITHER PARTY’S AND ITS REPRESENTATIVES’ AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO SELLER PURSUANT TO THIS AGREEMENT DURING THE ONE-YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

12.           Intellectual Property Rights.

12.1         Seller Supplied Product Intellectual Property. As of the Effective Date, the Parties agree that the designs and Specifications for the Seller Supplied Products consist entirely of Buyer IP Rights and anticipate that Seller can manufacture and supply the Seller Supplied Products to Buyer without incorporating any Seller IP Rights. If subsequent to the Effective Date a new or additional design or Specification is added to any Seller Supplied Products at Buyer’s request, and Seller determines that such new or additional design or Specification does not require the incorporation of any Seller IP Rights, then such design or Specification shall constitute Project-Related Buyer IP Rights. Alternatively, if Seller determines that any new or additional design or Specification requested by Buyer does require the incorporation of any Seller IP Rights, then Seller shall notify Buyer in writing and not incorporate any Seller IP Rights into any Seller Supplied Products without Buyer’s written consent (provided, that any Seller IP Rights incorporated into any Seller Supplied Products with Buyer’s written consent shall remain the sole and exclusive property of Seller, subject only to the license granted to Buyer pursuant to Section 12.4(a). The cost impact (if any) of any new or additional design or Specification to any Seller Supplied Products will be submitted in writing by Seller to Buyer and must be approved by Buyer before the new or additional design or Specification is implemented by Seller.

12.2         Sourced Product Intellectual Property. The design, development, manufacture and supply of Sourced Products shall be negotiated and agreed to between Buyer and the manufacturer or supplier to such Sourced Products. As such, the Intellectual Property Rights associated with Sourced Products are outside of the scope of this Agreement.

12.3         Ownership.

(a)           Seller IP Rights are the sole and exclusive property of Seller and, except for the limited license granted to Buyer under Section 12.2(a), nothing in this Agreement shall be interpreted to provide for the license, transfer, or assignment, in whole or in part, by Seller to Buyer of any Seller IP Rights.

(b)           Buyer IP Rights are the sole and exclusive property of Buyer and, except for the limited license granted to Seller under Section 12.2(b), nothing in this Agreement shall be interpreted to provide for the license, transfer, or assignment, in whole or in part, by Buyer to Seller of any Buyer IP Rights.

12.4         IP Licenses.

(a)           If any Seller IP Rights are incorporated into any Seller Supplied Products pursuant to Section 12.1, Seller hereby grants to Buyer a limited, non-exclusive, irrevocable, perpetual, nontransferable except as pursuant to Section 19.13, worldwide license to such Seller IP Rights as necessary and for the sole purpose of Buyer promoting, selling, or otherwise distributing the Seller Supplied Products in accordance with the terms of this Agreement, but solely to the extent such Seller Supplied Products are manufactured by Seller pursuant to this Agreement.

(b)           Buyer hereby grants to Seller a limited, non-exclusive, nontransferable license to the Buyer IP Rights related to the Seller Supplied Products solely to the extent necessary for Seller to perform its obligations under this Agreement.

12.5         Prohibited Acts. Neither Party shall:

(a)           take any action that interferes or could interfere with any of the other Party’s rights in or to its Intellectual Property Rights, including such Party’s ownership or exercise thereof;

(b)           challenge any right, title, or interest of the other Party in or to its Intellectual Property Rights;

(c)           make any claim or take any action adverse to the other Party’s ownership of its Intellectual Property Rights;

(d)           register or apply for registrations for, anywhere in the world, or use the other Party’s Trademarks or any other Trademark that is confusingly similar to the other Party’s Trademarks or that incorporates the other Party’s Trademarks in whole or in confusingly similar part;

(e)           misappropriate any of the other Party’s Intellectual Property Rights; or

(f)            engage in any action that tends to disparage, dilute the value of, or reflect negatively on the other Party or any of the other Party’s Trademarks.

In addition, Buyer shall not:

(g)           alter, obscure, or remove any of Seller’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the Seller Supplied Products, marketing materials, or other materials that Seller may provide; or

(h)           reverse engineer, disassemble, decompile, or design around the Seller Supplied Products or Seller’s Intellectual Property Rights.

In addition, Seller shall not:

(i)            reverse engineer, disassemble, decompile, or design around the Seller Supplied Products or Buyer IP Rights.

13.           Confidentiality.

13.1         Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” is collectively referred to as “Confidential Information” hereunder. Notwithstanding the foregoing, Confidential Information does not include information that at the time of disclosure as established by documentary evidence:

(a)           is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives;

(b)           is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)           was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d)           was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e)           subject to compliance with Section 13.3, is required to be disclosed pursuant to applicable Law.

13.2         Protection of Confidential Information. During the Term and at all times thereafter, the Receiving Party shall:

(a)           protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)           not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)           not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement and who are bound by obligations of non-use and confidentiality at least as restrictive as set forth in this Section 13.

The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives.

13.3         Disclosure Required by Law. If the Receiving Party or its Representatives are requested, under the terms of a subpoena, order, or other compulsory instrument issued by or under the authority of a court of competent jurisdiction or by a governmental agency, or otherwise required by applicable Law (including pursuant to the rules and regulations of the SEC (on non-U.S. equivalent) or of any stock exchange or quotation system upon which any securities of the Receiving Party or the Receiving Party’s parent company are listed or quoted), to disclose (a) all or any part of the Confidential Information, (b) the fact that the Confidential Information has been made available to the Receiving Party or its Representatives, or (c) any of the terms, conditions, or other facts with respect to this Agreement or any business relationship between the Parties, it is agreed that the Receiving Party or its Representatives, as the case may be, will, to the extent not prohibited by applicable Law: (i) provide the Disclosing Party with prompt written notice of the existence, terms, and circumstances surrounding such request or requirement; (ii) consult with the Disclosing Party on the advisability of taking steps to resist or narrow any such request; (iii) if disclosure of Confidential Information is required, furnish only such portion of the Confidential Information as the Receiving Party is advised in writing by the Receiving Party’s counsel is legally required to be disclosed; and (iv) cooperate with the Disclosing Party, at the request of the Disclosing Party and at the Disclosing Party’s expense, in its efforts to obtain an order excusing the Confidential Information from disclosure, or an order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is required to be disclosed.

13.4         Return of Confidential Information. On the expiration or termination of this Agreement, or earlier at the Disclosing Party’s written request, the Receiving Party and its Representatives shall promptly return to the Disclosing Party or, if of a type or format incapable of being returned, destroy or permanently erase (including from its computer(s) and communications systems and devices or from systems and data storage services provided by third parties) all originals and copies of any documents and materials, whether in written, electronic, or other form or media, that contain, reflect or incorporate any Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the Receiving Party and its Representatives may retain copies of Confidential Information (a) to the extent required by applicable Law, provided that such copies are only accessible to Personnel of the Receiving Party or its Representatives who require access to such Confidential Information in order to comply with applicable Law; (b) at the office of its outside legal counsel, which copies may only be used or referenced by such outside legal counsel as a means of determining the Receiving Party’s or its Representatives’ compliance with and continuing obligations under this Section 13, or (c) such copies as are created pursuant to automatic archiving and back up procedures until the reasonable ordinary course deletion thereof, provided, however, that any such Confidential Information so retained shall be held in compliance with the terms of this Agreement.

14.           Tooling. All Tooling used to manufacture the Seller Supplied Products is owned by Seller (“Seller Tooling”). Buyer has no right, title, or interest in or to any of the Seller Tooling.

15.           Development and Engineering Services. Seller shall be Buyer’s exclusive provider of development and engineering services for all Seller Supplied Products (other than Research Prototypes), and Buyer shall not seek or receive development or engineering services from any other Person without the prior written consent of Seller. All development and engineering services provided to Buyer by Seller shall be billed on a time and materials basis at Seller’s then-current rates for such services.

16.           Access and Audit Rights. Each Party (in such capacity, the “Audited Party”) hereby grants the other Party (in such capacity, the “Auditing Party”) the right to inspect such books and records of the Audited Party as may be reasonably necessary for the Auditing Party to confirm the Audited Party’s compliance with the representations, warranties and covenants of this Agreement to which it is subject. Any such inspection shall take place during the Audited Party’s regular business hours and be conducted in a manner that does not unreasonably interfere with the Audited Party’s business operations. Each Party shall maintain all pertinent books and records for a period of five (5) years after expiration or termination of this Agreement. The Audited Party shall also cooperate with the Auditing Party with respect to all reasonable requests of the Auditing Party relating to the foregoing inspection rights; provided that any inspection may take place no more frequently than semi-annually. If any inspection reveals an error or irregularity in the amounts paid to or by either Party under this Agreement, an appropriate adjustment shall be made and shall be payable to the appropriate Party within thirty (30) days of the Parties’ agreement as to such error or irregularity. Any alleged error or irregularity as to which the Parties are unable to reach agreement is subject to Section 19.16.

17.           Insurance. During the Term and for a period of three (3) years thereafter, each Party shall, at its own expense, (a) maintain and carry in full force and effect commercial general liability insurance (including product liability coverage) with financially sound and reputable insurers with a per-occurrence limit of at least $1,000,000 and an annual aggregate limit of at least $5,000,000, which shall name the other Party as an additional insured, and (b) upon the other Party’s reasonable request, shall provide such other Party with a certificate of insurance evidencing the insurance coverage required by this Section 16.

18.           Regulatory.

18.1         Regulatory Clearances. Seller shall be responsible for the application for and maintenance of Regulatory Clearances for the Seller Supplied Products in the Territory, including having responsibility for all communications, submissions and interactions with the Regulatory Authorities for the purpose of obtaining and maintaining Regulatory Clearances for the Seller Supplied Products in the Territory. Buyer shall be responsible, at its sole cost and expense, for the application for and maintenance of Regulatory Clearances for the Seller Supplied Products outside of the Territory, including having responsibility for all communications, submissions and interactions with the Regulatory Authorities for the purpose of obtaining and maintaining Regulatory Clearances for the Seller Supplied Products outside of the Territory.

18.2         Regulatory Authority Action. If either Party receives notice of an audit, inspection, investigation, inquiry, import or export ban, product seizure, enforcement proceeding or similar action by a Regulatory Authority with respect to any Seller Supplied Product or a Party’s activities in connection with any Seller Supplied Product, it will notify the other Party as soon as reasonably practicable, but in any event within two (2) Business Days after its receipt of notice of the action and will thereafter deliver to the other Party copies of all relevant documents received from the Regulatory Authority within one (1) Business Day of receipt. The Parties shall cooperate in response to the action, including providing information and documentation as requested by the Regulatory Authority; provided, however, that each Party shall only furnish such Confidential Information of the other Party in compliance with Section 13.3. Except as otherwise required by applicable Law or the applicable Regulatory Authority, if the action primarily concerns the activities of Buyer or its Affiliates or Personnel, then Buyer shall have primary responsibility to respond to the Regulatory Authority and will bear all costs in connection therewith, and if the action primarily concerns the activities of Seller or its Affiliates or Personnel, then Seller shall have primary responsibility to respond to the Regulatory Authority and will bear all costs in connection therewith. In either case, upon reasonable request of the responding Party, the other Party shall provide consulting advice and assistance with the response.

19.           Miscellaneous.

19.1         Further Assurances. Upon either Party’s reasonable request, the other Party shall, at the requesting Party’s sole cost and expense (unless the financial obligation therefor is otherwise allocated to the other Party pursuant to another provisions of this Agreement), execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

19.2         Relationship of the Parties. The relationship between Seller and Buyer is solely that of vendor and vendee, and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

19.3         Entire Agreement. This Agreement, including and together with the Basic Purchase Order Terms and any related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

19.4         Survival; Statute of Limitations. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or termination of this Agreement for a period of three (3) years after such expiration or termination; and (b) the covenants and agreements in Sections 2.4, 4.6, 4.7, 5.2, 5.5, 5.6, 5.7, 5.8, 6.5, and 7 through 19 (inclusive), as well as any other covenant and agreement that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement indefinitely.

19.5         Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section 19.5). Unless another provision of this Agreement expressly permits delivery of a Notice by e-mail, all Notices must be delivered by personal delivery or sent by nationally recognized overnight courier. Except as otherwise expressly provided by another provision this Agreement, a Notice is effective (a) on receipt by the receiving Party if personally delivered, or (b) on the first Business Day after being sent by overnight courier.

Notice to Seller:	Pro-Dex, Inc. 2361 McGaw Ave. Irvine, CA 92614 Attn: President

Notice to Buyer:	Monogram Orthopaedics Inc. 3913 Todd Lane, Suite 307 Austin, TX 78744 Attn: President

19.6         Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

19.7         Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

19.8         Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court shall, to the extent permitted by applicable Law, modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.9         Amendment and Modification. No amendment or modification of this Agreement is effective unless it is in writing, identified as an amendment or modification of this Agreement, and signed by each Party.

19.10       Waiver.

(a)           No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement, and signed by the Party against whom such waiver is sought to be enforced.

(b)           Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c)           None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement:

(i)            any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii)           any act, omission, or course of dealing between the Parties.

19.11       Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Buyer’s rights under Section 4.4, Section 4.6, Section 9.5, and each of the Parties’ rights under Section 10 are such Party’s exclusive remedies for the events specified therein.

19.12       Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Section 12 or Section 13 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 19.12.

19.13       Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that a Party may assign any of its rights or delegate any of its obligations without the need for the consent of the other Party if such assignment or delegation is to an Affiliate or to any Person acquiring all or substantially all of the Party’s assets, subject to compliance with the last sentence of this Section 19.13. Any purported assignment or delegation in violation of this Section 19.13 is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, a Party shall not engage in a Sale Transaction or a sale or transfer of all or substantially all of its assets unless the acquiring or surviving entity (as applicable) expressly assumes the Party’s obligations under this Agreement by a written instrument in form and substance satisfactory to the other Party’s discretion. An example of an acceptable written instrument is attached to this Agreement as Exhibit B.

19.14       Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

19.15       No Third-Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 19.15, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate each Indemnified Party as a third-party beneficiary of Section 10, having the right to enforce such Section.

19.16       Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to the President of Seller (or to such other person of equivalent or superior position designated by Seller in a written Notice to Buyer) and the President of Buyer (or to such other person of equivalent or superior position designated by Buyer in a written Notice to Seller), by delivery of written Notice (each, a “Dispute Notice”) from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within thirty (30) days after delivery of the applicable Dispute Notice, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 19.18.

19.17       Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by and construed in accordance with, the Laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Products does not apply to this Agreement.

19.18       Choice of Forum. Each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the state and federal courts located in Orange County, California, and any appellate courts from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction and venue of such courts. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

19.19       Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.20       Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of Buyer to make payments to Seller hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) epidemic or pandemic (including COVID-19), (d) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (e) government order, law, or actions; (f) embargoes or blockades in effect on or after the date of this Agreement; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) telecommunication breakdowns, power outages or shortages, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (j) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice within five (5) Business Days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. To the extent within the Impacted Party’s control, the Impacted Party shall use diligent efforts to end the failure or delay and help ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause.

19.21       No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither Party shall:

(a)           make any statement (whether oral or in writing) in any press release, external advertising, marketing, or promotion materials regarding the subject matter of this Agreement or the other Party unless:

(i)            it has received the express written consent of the other Party, or

(ii)           it is required to do so by applicable Law; or

(b)           use the other Party’s Trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other Party.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Pro-Dex, Inc.

By:	/s/ Rick Van Kirk
Name: Rick Van Kirk
Title: Chief Executive Officer

Monogram Orthopaedics Inc.

By:	/s/ Benjamin Sexson
Name: Benjamin Sexson
Title: Chief Executive Officer

Signature Page to Supply Agreement

SCHEDULE 1

PRODUCTS

1.             Seller Supplied Products.

1.1           The term “Seller Supplied Products” means, collectively, all generations, versions, iterations, implementations, and applications of each and all of the following:

(a)           autoclavable electromechanical (contains an electric or pneumatic motor) end effectors (intended to be mounted to robotic arms) for use in milling bone cavities utilizing Monogram’s software or other of its intellectual property (“End Effectors”); and

(b)           End Effector gearing accessories designed to convert rotational motion of End Effectors to sagittal motion to facilitate the surgical function of cutting bone with a saw blade (the “End Effector Gearing Accessories”).

1.2           Prices. Buyer shall purchase the Seller Supplied Products from Seller at the Prices set forth below:

The following table sets forth the Prices for Seller Supplied Product as of the Effective Date through January 14, 2024:

Seller Supplied Products	Price per unit (Qty 10)	Price per unit (Qty 25)	Price per unit (Qty 50)	Price per unit (Qty 100)
End Effectors	$[***]	$[***]	$[***]	$[***]
End Effector Gearing Accessories	End Effector Gearing Accessories will not be supplied during the period from the Effective Date through January 14, 2024.

The indirect cost per unit in the above pricing is $[***] per unit based on overead absorption of Pro-Dex job order K1G7T and shall constitute the Indirect Cost/unit as of the Effective Date (“ICU”).

The Prices for Seller Supplied Products from and after January 15, 2024 shall be calculated as follows:

The Price per unit for each Seller Supplied Product is intended to result in a gross margin to Seller of [***]%. Seller will review the Price per unit for each Seller Supplied Product annually by January 15 of each year. If, as a result of Seller’s review, Seller’s gross margin as calculated below for a Seller Supplied Product at its then-current Price per unit is less than [***]% or greater than [***]%, Seller will establish a new Price per unit for such Seller Supplied Product that results in a gross margin to Seller of [***]% (as calculated below) and will provide Buyer written notice of the new Price per unit. Any new Price per unit pursuant to the foregoing shall be effective upon Seller’s determination thereof.

Gross Margin Calculation. For the purposes of calculating Seller’s gross margin, a formula will be applied to the direct materials and direct labor (“Direct Costs”), and a separate formula will be applied to the allocation of indirect costs to the manufactured units (“Indirect Costs”). The Price per unit will be the sum of these amounts.

Schedule 1

Direct Cost formula	Direct Cost Contribution to Price per Unit (“A”): Direct Costs + (Direct Costs x [***]%)
Indirect Cost

Indirect Cost Contribution to Price per Unit (“B”):

Current Indirect Cost/unit as of Effective Date (“ICU”): $__

“CPI” means Consumer Price Index for All Urban Consumers.

B1 for Year 1 = ICU + (ICU x [***]%)

B2 for Year 2 = (ICU + ICU x CPI) + ((ICU + ICU x CPI) x [***]%)

BN+1 for Period N+1 = (ICU for Period N + ICU for period N x CPI for Period N) + ((ICU for Period N + ICU for period N x CPI for Period N) x [***]%)

Price per Unit	A + B

Any specified functional testing, including the electrical continuity check, break in run, current draw at idle, leak current, and related testing and measurement specified in advance by the Buyer shall not be incrementally billed as NRE but is considered part of the manufacturing process and shall be factored into the Price per unit.

2.             Sourced Products.

2.1           The term “Sourced Products” means:

(a)           burrs for the surgical function of milling bone cavities, which for the avoidance of doubt shall not include sterile packaging (“Burrs”);

(b)           sagittal saw blades for the surgical function of cutting bone, which for the avoidance of doubt shall not include sterile packaging (the “Saws”); and

(c)           custom implants, which are by definition made or done to order for a particular customer, i.e. the implant is unique to and custom designed for a specific patient and only one of such SKU ever exists, which for the avoidance of doubt shall not sterile packaging (“Custom Implants”).

For clarity, the term “Sourced Products” does not include products outside the sterile field such as the robotic arm that is guided by Buyer’s software platform, navigation cameras and related instruments or surgical drape and attachments.

2.2           Sourced Products Process and Fee.

(a)           Buyer shall (a) provide prompt written notice to Seller of all Sourced Products ordered by Buyer setting forth in reasonable detail all amounts payable by Buyer therefor, and (b) pay Seller a fee equal to [***]% (the “Sourced Products Fee Percentage”) of the gross purchase price paid by Buyer per unit of the applicable Sourced Products (which for the avoidance of doubt shall not include applicable taxes or reasonable and customary shipping costs) multiplied by the number of units of such Sourced Products purchased by Buyer (the “Sourced Products Fee”).

(b)           Buyer shall pay the Sourced Products Fee to Seller within thirty (30) days after the earlier to occur of (i) Buyer’s payment for the Sourced Products, or (ii) Buyer’s receipt of the Sourced Products. Buyer shall make all Sourced Products Fee payments in US dollars by wire transfer of immediately available funds to an account specified by Seller in writing or by bill.com. To avoid wire fraud, Buyer shall confirm any changes to such account with a confirmatory phone call to an authorized employee from Seller’s finance department.

EXHIBIT A

SPECIFICATIONS

Exhibit A

EXHIBIT B

FORM OF ACKNOWLEDGEMENT OF ASSUMPTION

[_________________], 20[__]

To:	[NON-ASSIGNING PARTY]
[INSERT CURRENT ADDRESS]

Re:	Assumption of Supply Agreement

Reference is hereby made to that certain Supply Agreement, dated October 3, 2023 (as the same may from time to time be amended, modified, supplemented or restated, the “Supply Agreement”), between Pro-Dex, Inc., a Colorado corporation (“Pro-Dex”), and Monogram Orthopaedics Inc., a Delaware corporation (“Monogram”).

In connection with a Sale Transaction (as defined in the Supply Agreement), or a sale or transfer of all or substantially all assets, involving [ASSIGNING PARTY] and the undersigned, the undersigned hereby acknowledges and confirms to [NON-ASSIGNING PARTY] the undersigned’s assumption of the Supply Agreement in accordance with Section 19.13 thereof, pursuant to which assumption the undersigned agrees to pay, perform, discharge and be subject in all respects to all of [ASSIGNING PARTY]’s duties and obligations under the Supply Agreement.

[INSERT NAME OF ASSIGNEE]

By:

Name:

Title:

Exhibit B